For period ending
September 30, 2000




File number 811-4040





Exhibit 77C


At a Special Meeting of
Shareholders convened on June
12, 2000, the shareholders of the
Registrant approved an
Agreement and Plan of
Reorganization and Termination
providing for its reorganization into
PaineWebber Balanced Fund
("Balanced Fund"), a series of
PaineWebber Master Series.  The
Registrant's shares were voted as
follows with respect to the
transaction 1,051,494.26 shares
were voted "for", 18,275.65 shares
were voted "against"; and
57,114.82 shares were voted
"abstain".  The transaction was
consummated on June 23, 2000.
Further information regarding the
circumstances and details of the
transaction is incorporated herein
in response to this sub-item by
reference to the definitive
Combined Proxy Statement and
Prospectus of the PaineWebber
Balanced Fund dated April 25,
2000, filed with the SEC on April
26, 2000 (Accession Number
0000928385-00-001251; SEC File
No. 2-91362.)



	Exhibit 77H

During the semi-annual period
ended September 30, 2000, the
Registrant was merged into
another registered investment
company; therefore, any entities
that had acquired more than 25%
of the Registrant's common stock
ceased to have that ownership
upon consummation of the merger
on June 23, 2000.  The Schedule
13G and 13D filings made with
respect to the Registrant are
hereby incorporated by reference
to the extent that Form N-SAR
requires further information
regarding the names of such
persons. The Registrant does not
make any representation as to the
accuracy or inaccuracy of
information contained in filings
made by other persons.